SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )


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/ /    Preliminary Proxy Statement
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       Rule 14a-6(e)(2))
/ /    Definitive Proxy Statement
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/ /    Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                         THE FIRST AUSTRALIA FUND, INC.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE


Contacts:
Laurence Freedman/Brian Sherman                Richard Strickler, EquitiLink USA
The First Australia Fund, Inc.                 800-522-5465
011-612-9950-2888
http://www.equitilink.com

Rhonda Barnat/Mike Pascale, Abernathy MacGregor Frank
212-371-5999


             FUND'S DIRECTORS STRONGLY URGE SHAREHOLDERS TO REJECT
             -----------------------------------------------------
                PROPOSALS OF SHORT-TERM FUND MARKET OPPORTUNISTS
                ------------------------------------------------


             The First Australia Fund, Inc. Files Proxy Material for
                          April 23, 1999 Annual Meeting

        -----------------------------------------------------------------


New York, NY, March 17, 1999 - The First Australia  Fund, Inc. (AMEX:  IAF, PCX:
IAF), a closed-end equity fund, announced today that it has filed definitive proxy materials with the Securities and Exchange Commission for its April 23, 1999 Annual Meeting of Shareholders and has mailed the materials to its shareholders.

In a letter to shareholders, Fund Chairman Laurence Freedman and President Brian Sherman strongly urged shareholders to vote for the Fund's five nominees for directors. "First Australia Fund is fortunate to be guided by an outstanding group of Directors whose breadth of experience with the Australian and broader world economies is unmatched. These business and community leaders are committed to the best interests of all shareholders. However, short-term market opportunists Deep Discount Advisors (DDA) and Ron Olin Investment Management Company are seeking to replace these highly qualified board


                                    - more -


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Page  Two



members with their own nominees. While they claim to be independent, four out of five are DDA employees," said Mr. Freedman.

Mr. Freedman said he was pleased that the Fund has received recognition from Lipper for its five-year performance.

"Over the past six months, the IAF share price is up 53% and at the same time the discount has narrowed, from as high as 28% to recently as low as 12.6%. Both management and the Board continue to work hard at maximizing returns for investors," Mr. Freedman said. "In addition to the 53% share price increase, investors have also received two cash distributions over the period, totaling
40.5 cents per share paid out of income plus realized capital gains. The total return to our shareholders over the past six months was over 63%."

[Editors note: This compares with the S&P 500 (including dividends reinvested) of approximately 36% and the same number for the Australian All Ordinaries Accumulation Index converted to U.S. Dollars.]

The Fund's letter to shareholders also recommends that shareholders vote against the other proposals put forth by DDA - including a proposal that seeks to terminate the Fund's investment manager, EquitiLink International Management Limited, which the Board believes would radically change the investment strategies of the Fund and negatively affect its value.

"DDA's harmful proposals are the latest in a systematic pattern of attack by short-term opportunists on the closed-end fund industry that we believe can only hurt the interests of shareholders and could dismantle an important vehicle for long-term investment diversification into non-U.S. markets," said Mr. Sherman. "These same people, with the same self-interested motives, are currently conducting proxy solicitations at other closed-end funds. We urge our shareholders to protect their own interests and vote for the Fund's five nominees for directors and to vote against DDA's harmful proposals."


                                    - more -

Page Three



A copy of the letter sent to Fund shareholders is attached to this press release.

The First Australia Fund, Inc. is a closed-end fund organized to provide investors a vehicle for long-term appreciation and current income through investment primarily in equity securities of Australian companies listed on the Australian Stock Exchange. The Fund is managed by EquitiLink International Management Limited and advised by EquitiLink Australia Limited. On January 31, 1999, 86.4% of the Fund's portfolio was held in industrial equities, which includes the financial sector, 12.6% was held in resource equities and 1.0% was held in cash. As of January 31, 1999, the Fund's total net assets amounted to $154.4 million and the Fund's NAV was $8.98 per share. In December 1997, the Board instituted a managed distribution policy. In 1998, 9% of the Fund's rolling average of the prior four quarter-end net asset values was distributed to shareholders. The Board will continue this distribution policy which provides all shareholders with a very high cash distribution, around 12% per annum based on recent share prices.

Recently, the Fund received a performance award ranking the Fund number one by the Lipper Closed-End Fund Performance Analysis Service - Pacific Ex Japan Funds
- for the five years ending December 31, 1998.


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